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[ALAMOSA LETTERHEAD]                                          NEWS RELEASE


CONTACT:  JON D. DRAKE
          DIRECTOR OF INVESTOR RELATIONS
          ALAMOSA HOLDINGS, INC.
          806-722-1455
          JDRAKE@ALAMOSAPCS.COM


                  ALAMOSA ANNOUNCES SUCCESSFUL EXCHANGE OFFERS
              Accepts tenders in excess of 97% of Outstanding Notes

LUBBOCK, TEXAS (NOVEMBER 11, 2003) - /PRNewswire-FirstCall/ - Alamosa Holdings, Inc. (OTC Bulletin Board: ALMO) and its wholly owned subsidiary Alamosa (Delaware), Inc. (together, the "Company"), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), today announced that its offers for its public indebtedness (the "Exchange Offers"), which commenced on September 12, 2003, expired at 5:00 p.m., Eastern Standard Time, on November 10, 2003.

As of the close of business on November 10, 2003, approximately $238.4 million in principal amount or 95.4% of 12.5% Senior Notes due 2011, $147.5 million in principal amount or 98.4% of 13.625% Senior Notes due 2011 and $343.6 million in principal amount or 98.2% of 12.875% Senior Discount Notes due 2010, or approximately 97.3% in the aggregate, had been validly tendered and not withdrawn in the Exchange Offers. The Company also announced that it has notified the exchange agent for the Exchange Offers that it has accepted for exchange all Existing Notes that have been validly tendered and not withdrawn in the Exchange Offers.

"The conclusion of the Exchange Offers represents another significant step for our company," said David Sharbutt, Chairman and Chief Executive Officer of the Company. "The Exchange Offers not only provide us with a new capital structure, but also financial flexibility with our lenders and new agreements with Sprint that make sense in the competitive environment in which we operate."

ABOUT ALAMOSA
Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of
15.8 million residents.


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ALAMOSA ANNOUNCES SUCCESSFUL EXCHANGE OFFERS
Accepts tenders in excess of 97% of Outstanding Notes
Page 2
November 11, 2003
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FORWARD LOOKING STATEMENTS
Statements contained in this press release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.


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